SUB-ITEM 77E:  LEGAL PROCEEDINGS

Since February 2004, Federated
and related entities
(collectively, "Federated")
have been
named as defendants
in several lawsuits,
that were consolidated
into a single action in the
United States District
Court for the Western
District of Pennsylvania,
alleging excessive advisory
fees involving one of the
Federated-sponsored mutual
funds.Without admitting
the validity of
any claim, Federated
reached a final
settlement with
the Plaintiffs
in these cases
in April 2011.